EXHIBIT 10.1

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

(“Agreement”) is made and entered into as of the 18th day of November 2016 (the “Amendment Date”), by and between MusclePharm Corporation, a Nevada corporation headquartered at 4721 Ironton Street, Building A, Denver, Colorado 80239 (“Company”) and Ryan Drexler (“Executive”). As used herein, the “Effective Date” of this Agreement shall mean February 10, 2016, the effective date of the previous employment agreement by and between the Executive and the Company (the “Prior Agreement”).

W I T N E S S E T H:

WHEREAS, the Company has employed the Executive as its Executive Chairman and its interim President and Chief Executive Officer pursuant to the Prior Agreement; and

WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue to be employed by the Company, as its President and Chief Executive Officer and as the Chairman of its Board of Directors (“Board”), on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and their respective covenants and agreements contained in this document, the Company and the Executive hereby agree as follows:

1.             Employment and Duties. The Company agrees to continue to employ the Executive and the Executive agrees to continue to serve as the Company’s President and Chief Executive Officer and as the Chairman of the Board. The duties and responsibilities of the Executive shall include the duties and responsibilities as the Board may from time to time assign to the Executive that are consistent with the duties normally expected of a chief executive officer or similar most senior position.

The Executive shall devote sufficient portions of his working time and efforts during the Company’s normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement. Provided that none of his additional activities materially interferes with the performance of the duties and responsibilities of the Executive or violates the terms of Section 15, nothing in this Section 1 shall prohibit the Executive from: (A) serving as a director or member of a committee of up to two (2) entities that do not, in the good faith determination of the Board, compete or present the appearance of competition with the Company or otherwise create, or could create, in the good faith determination of the Board, a conflict of interest or appearance of a conflict of interest with the business of the Company; (B) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his area of expertise; (C) serving as a director or trustee of any governmental, charitable or educational organization; (D) engaging in additional activities in connection with personal investments and community affairs, including, without limitation, professional or charitable sports and/or coaching, nutrition or similar organization committees, boards, memberships or similar associations or affiliations; or (E) performing coaching or advisory activities.

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2.             Term. The term of this Agreement commenced on the Effective Date and, subject to Section 13 below, shall continue for a period of three (3) years following the Effective Date and shall be automatically renewed for successive one (1) year periods thereafter unless either party provides the other party with written notice of his or its intention not to renew this Agreement at least three (3) months prior to the expiration of the initial term or any renewal term of this Agreement. As used herein, “Employment Period” shall mean the initial three (3) year term plus renewals, if any.

3.             Place of Employment. The Executive’s services shall be performed at the Company's headquarters at 4721 Ironton Street, Building A, Denver, Colorado 80239, or in such location or locations as the Board shall determine, in its sole discretion.

4.             Restricted Stock Award. Subject to approval by the Board, the Executive shall be entitled to a grant of Two Hundred Thousand (200,000) shares of restricted stock as soon as practicable following the Amendment Date, which shares shall be granted under, and subject to the terms and conditions of, the Company’s 2015 Incentive Compensation Plan (the “Plan”) and shall vest in full upon the first anniversary of the grant date.

5.             Base Salary. The Company agrees to pay the Executive a base salary (“Base Salary”) at an annual rate of Five Hundred Fifty Thousand Dollars ($550,000.00). The Board may adjust the Base Salary annually on each anniversary of the Effective Date (provided that no decrease shall result in a Base Salary less than the 50th percentile of comparable peer companies based on independent consultant report retained by the Company). The Base Salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices.

6.	Incentive Compensation.

(a)           Cash-Based Incentives. The Executive shall be eligible to receive a transaction bonus (“Transaction Bonus”) as set forth in Attachment A. In addition to the Transaction Bonus described in Attachment A, Executive shall be eligible to receive cash-based incentive bonuses based upon the achievement of specified performance goals, as set forth in Attachment B.

(b)           Equity-Based Incentives. The Executive shall be eligible for grants of equity awards available to senior executive officers of the Company under the Plan, as the Board or the Compensation Committee of the Board (“Compensation Committee”) may from time to time determine. In addition, the Executive shall be eligible to receive the equity-based incentive bonuses based upon the achievement of specified performance goals set forth in Attachment B (the cash- and equity-based incentive bonuses set forth in Attachment B are collectively referred to herein as the “Performance Bonuses”). Each equity award granted to the Executive shall specify in the applicable award agreement that upon termination of the Executive’s employment for any reason by the Company or by the Executive any unvested portion of the equity awards shall immediately vest.

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7.             Post-Employment Compensation. Upon termination of employment for any reason, the Executive shall be entitled to: (A) all unpaid Base Salary earned through the date of termination to be paid according to Section 5; (B) any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date, to the extent unpaid, to be paid according to Section 9; (C) any accrued but unused vacation time through the termination date in accordance with Company policy; (D) any unpaid Transaction Bonus or Performance Bonuses, to the extent earned as of the date of termination, to be paid according to Attachment A or Attachment B, respectively; and (E) all vested equity awards earned prior to termination.

Additionally, if the Executive’s employment is terminated prior to expiration of the Employment Period (including due to his death or Disability, as defined in Section 13(b), but excluding the Executive’s termination by the Company for Cause or by the Executive without Good Reason as provided in Section 13(d)), the Executive shall remain eligible to receive the Transaction Bonus if a Qualifying Sale (as defined in Attachment A) occurs before the fifth (5th) anniversary of the Effective Date; provided, that, on a termination without Cause or a resignation for Good Reason, the Executive executes and lets become irrevocable an agreement releasing Company and its affiliates from any releasable liability associated with this Agreement (other than with respect to amounts not yet due) within sixty (60) days following the termination of employment and the Executive complies with his other obligations under Sections 14 and 15 of this Agreement.

8.             Clawback Rights. The Transaction Bonus, Performance Bonuses and any and all stock-based compensation (such as options and equity awards) (collectively, the “Clawback Benefits”) shall be subject to “Clawback Rights” as follows: during the period that the Executive is employed by the Company and upon the termination of the Executive’s employment and for a period of three (3) years thereafter, if there is a restatement of any financial results from which any Clawback Benefits paid to the Executive shall have been determined, the Executive agrees to repay any amounts which were determined by reference to any Company financial results which were later restated (as defined below), to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the restatement of the Company’s financial information. (The parties acknowledge that the nature of the Transaction Bonus is such that the amounts paid are unlikely to have been determined based on the financial results.) All Clawback Benefits amounts resulting from such restated financial results shall be retroactively adjusted by the Compensation Committee to take into account the restated results, and any excess portion of the Clawback Benefits resulting from such restated results shall be immediately surrendered to the Company and if not so surrendered within ninety (90) days of the revised calculation being provided to the Executive by the Compensation Committee following a publicly announced restatement, the Company shall have the right to take any and all action to effectuate such adjustment. The calculation of the revised Clawback Benefits amount shall be determined by the Compensation Committee in good faith and in accordance with applicable law, rules and regulations. All determinations by the Compensation Committee with respect to the Clawback Rights shall be final and binding on the Company and the Executive. The Clawback Rights shall terminate following a Qualifying Transaction (as defined in Attachment A), subject to applicable law, rules and regulations. For purposes of this Section 8, a restatement of financial

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results that requires a repayment of a portion of the Clawback Benefits amounts shall mean a restatement resulting from material non-compliance of the Company with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or requirements which were not in effect on the date the financial statements were originally prepared (“Restatements”). The parties acknowledge it is their intention that the foregoing Clawback Rights that relate to Restatements conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) and require recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd- Frank Act and any and all rules and regulations promulgated thereunder from time to time in effect. Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd-Frank Act and such rules and regulations as hereafter may be adopted and in effect.

9.             Expenses. The Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by the Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that the Executive shall properly account for such expenses in accordance with Company policies and procedures.

10.           Other Benefits. During the term of this Agreement, the Executive shall be eligible to participate in incentive, stock purchase, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company’s managerial or salaried executive employees and/or its senior executive officers.

The Company shall pay one hundred percent (100%) of the cost for any group medical, vision and/or dental coverage elected by and for the Executive and fifty percent (50%) of the additional incremental cost for any group medical, vision and/or dental coverage elected by the Executive for the Executive’s family.

The Executive shall be entitled to air travel, including travel by first class or by private plane, as is reasonable and necessary for the performance of his duties and responsibilities, in accordance with the Company’s policies as approved by the Board.

11.           Vacation. During the term of this Agreement, the Executive shall be entitled to accrue, on a pro rata basis, thirty (30) paid vacation days per year. Vacation shall be taken at such times as are mutually convenient to the Executive and the Company and no more than fifteen (15) consecutive days shall be taken at any one time without Company approval in advance.

12.	Reserved.
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13.	Termination of Employment.

(a)           Death. If the Executive dies during the Employment Period, this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company’s obligations to the Executive’s estate and to the Executive’s Qualified Beneficiaries shall be those set forth in Section 7.

(b)           Disability. In the event that, during the term of this Agreement the Executive shall be prevented from performing his essential functions hereunder to the full extent required by the Company by reason of Disability (as defined below), this Agreement and the Executive’s employment with the Company shall automatically terminate. The Company’s obligation to the Executive under such circumstances shall be those set forth in Section 7. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by the Executive, with or without reasonable accommodation, of his essential functions hereunder for an aggregate of one hundred twenty (120) days or longer during any twelve (12) consecutive months. The determination of the Executive’s Disability shall be made by an independent physician who is reasonably acceptable to the Company and the Executive (or his representative), be final and binding on the parties hereto and be made taking into account such competent medical evidence as shall be presented to such independent physician by the Executive and/or the Company or by any physician or group of physicians or other competent medical experts employed by the Executive and/or the Company to advise such independent physician.

(c)	Cause.

(1)           At any time during the Employment Period, the Company may terminate this Agreement and the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (a) the willful and continued failure of the Executive to perform substantially his duties and responsibilities for the Company (other than any such failure resulting from the Executive’s death or Disability) after a written demand by the Board for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by the Executive within thirty (30) days following his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to, a felony; or (c) fraud, dishonesty or gross misconduct which is materially and demonstratively injurious to the Company. Termination under clauses (b) or (c) of this Section 13(c)(1) shall not be subject to cure.

(2)           For purposes of this Section 13(c), no act, or failure to act, on the part of the Executive shall be considered “willful” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company. Between the time the Executive receives written demand regarding substantial performance, as set forth in subparagraph (1)(a) above, and prior to an actual termination for Cause, the Executive will be entitled to appear (with counsel) before the full Board to present information regarding his views on the Cause event. After such hearing, termination for Cause must be approved by a majority vote of the full Board (other than the Executive). After providing the written demand regarding substantial performance, the Board may suspend the Executive with full pay and benefits until a final determination by the full Board has been made.

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(3)           Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any unpaid Base Salary earned through the date of termination to be paid according to Section 3; any unpaid Transaction Bonus or Performance Bonuses, to the extent earned as of the date of termination, to be paid according to Attachment A or Attachment B, respectively; reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date, to the extent unpaid, to be paid according to Section 9; and any accrued but unused vacation time through the termination date in accordance with Company policy. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(d)	For Good Reason or Without Cause.

(1)           At any time during the term of this Agreement and subject to the conditions set forth in Section 13(d)(2) below the Executive may terminate this Agreement and the Executive’s employment with the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent: (A) the assignment to the Executive, without Executive's consent, of duties that are significantly different from, and/or that result in a substantial diminution of, the duties that he assumed on the Effective Date (including reporting to anyone other than solely and directly to the Board); (B) the assignment to the Executive, without Executive's consent, of a title that is different from and subordinate to the title President and Chief Executive Officer and/or Chairman of the Board of the Company; or (C) material breach by the Company of this Agreement.

(2)           The Executive shall not be entitled to terminate this Agreement for Good Reason unless and until he shall have delivered written notice to the Company within ninety (90) days of the date upon which the facts giving rise to Good Reason occurred of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within thirty (30) days of its receipt from the Executive of such written notice.

(3)           In the event that the Executive terminates this Agreement and his employment with the Company for Good Reason or the Company terminates this Agreement and the Executive’s employment with the Company without Cause, the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors) the compensation set forth in Section 7 above. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(4)           The Executive shall not be required to mitigate the amount of any payment provided for in this Section 13(d) by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 13(d) be reduced by any compensation earned by the Executive as the result of employment by another employer or business or by profits earned by the Executive from any other source at any time before and after the termination date. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against the Executive for any reason.

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(e)           Without “Good Reason” by the Executive. At any time during the term of this Agreement, the Executive shall be entitled to terminate this Agreement and the Executive’s employment with the Company without Good Reason by providing prior written notice of at least thirty (30) days to the Company. Upon termination by the Executive of this Agreement or the Executive’s employment with the Company without Good Reason, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any unpaid Base Salary earned through the date of termination to be paid according to Section 5; any unpaid Transaction Bonus or Performance Bonuses, to the extent earned as of the date of termination, to be paid according to Attachment A or Attachment B, respectively; reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date, to the extent unpaid, to be paid according to Section 9; any accrued but unused vacation time through the termination date in accordance with Company policy; and as to any vested equity compensation, in accordance with its terms. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(f)	Reserved.

(g)           Any termination of the Executive’s employment by the Company or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, provided, however, failure to provide timely notification shall not affect the employment status of the Executive.

14.	Confidential Information.

(a)           Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 14 shall survive the termination of the Executive’s employment hereunder.

(b)           The Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company or its subsidiaries.

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(c)           In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, the Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

15.	Non-Competition and Non-Solicitation.

(a)           The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive. The Executive also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients primarily in and throughout the United States (“Territory”) (to the extent the Company comes to operate, either directly or through the engagement of a distributor or joint or co-venturer, or sell a significant amount of its products and services to customers located, in areas other than the United States during the term of the Employment Period, the definition of Territory shall be automatically expanded to cover such other areas), and that the Territory, scope of prohibited competition, and time duration set forth in the noncompetition restrictions set forth below arc reasonable and necessary to maintain the value of the Confidential Information, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers.

(b)           The Executive hereby agrees and covenants that he shall not, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than (i) as a holder of less than two percent (2%) of the outstanding securities of a Company whose shares are traded on any securities exchange or (ii) as a limited partner, passive minority interest holder in a venture capital fund, private equity fund or similar investment entity which holds or may hold an equity or debt position in portfolio companies that are competitive with the Company; provided, however, that the Executive shall be precluded from serving as an operating partner, general partner, manager or governing board designee with respect to such portfolio companies), whether on the Executive’s own behalf or on behalf of any other person or entity or otherwise howsoever, within the Territory:

(1)           Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in direct competition with the business of the Company;

(2)           Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement, for the purpose of competing with the business of the Company;

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(3)           Attempt in any manner to solicit from any customer of the Company, with whom the Executive had significant contact during the last twelve (12) months of the Executive’s employment by the Company (whether under this Agreement or otherwise), business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company; or

(4)           Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, coventurer or joint venturer of the Company, for the purpose of soliciting such other party to discontinue or reduce its business with the Company.

Executive agrees that these non-competition restrictions shall be enforceable during the Employment Period and, in the event Executive’s employment with the Company is terminated pursuant to Sections 13(b), (c) or (d), for a period of twelve (12) months following Executive’s termination from employment in the Territory.

16.	Section 409A.

The provisions of this Agreement are intended to comply with or are exempt from Section 409A of the Code (“Section 409A”) and the related Treasury Regulations and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions necessary, appropriate or desirable to avoid imposition of any additional tax under Section 409A or income recognition prior to actual payment to the Executive under this Agreement.

It is intended that any expense reimbursement made under this Agreement shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made under this Agreement shall be determined to be “deferred compensation” subject to Section 409A (“Deferred Compensation”), then (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year (provided that this clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect) and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred.

With respect to the time of payments of any amount under this Agreement that is Deferred Compensation, references in the Agreement to “termination of employment” and substantially similar phrases, including a termination of employment due to the Executive’s Disability, shall mean “Separation from Service” from the Company within the meaning of Section 409A (determined after applying the presumptions set forth in Treasury Regulation Section 1.409A-1 (h)(1)). Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1 (b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

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Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s termination, then any severance payments or separation benefits or other compensation that constitute deferred compensation subject to Code Section 409A, as determined by the Company (together, the “Deferred Separation Benefits”) will accrue during the six (6)-month period following Executive’s termination of employment and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of the Executive’s termination of employment. All subsequent Deferred Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following termination but prior to the six (6) month anniversary of the Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

17.	Miscellaneous.

(a)           The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by the Executive of Section 14 or Section 15 of this Agreement. Accordingly, the Executive agrees that any breach or threatened breach by him of Section 14 or Section 15 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

(b)           Neither the Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

(c)           During the term of this Agreement, the Company (i) shall indemnify and hold harmless the Executive and his heirs and representatives to the maximum extent provided by the laws of the State of Nevada and by Company’s bylaws and (ii) shall cover the Executive under the Company’s directors’ and officers’ liability insurance on the same basis as it covers other senior executive officers and directors of the Company.

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(d)           This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Company, supersedes all prior or contemporaneous understandings and agreements, whether oral or written, between the Executive and the Company, including without limitation the Prior Agreement, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(e)           This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(f)            The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)           All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g., Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(h)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado, and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of Colorado for any disputes arising out of this Agreement, or the Executive’s employment with the Company. The prevailing party in any dispute arising out of this Agreement shall be entitled to his or its reasonable attorney’s fees and costs.

(i)            This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(j)            The Executive represents and warrants to the Company, that he has the full power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which the Executive is a party.

(k)           The Company represents and warrants to the Executive that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

[Signature page follows immediately]

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IN WITNESS WHEREOF, the Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

MUSCLEPHARM CORPORATION

By: /s/ Michael Doron__________

Name: Michael Doron Title: Lead Director

Date Signed: November 18, 2016

/s/ Ryan Drexler______________

Executive

Date Signed: November 18, 2016

Attachment A

Transaction Bonus

Upon the occurrence of a Qualifying Sale during Executive’s employment (or, thereafter to the extent provided in the Agreement), Executive shall be entitled to a Transaction Bonus equal to:

(i)	10% of the Aggregate Purchase Price, if the Aggregate Purchase Price is in excess of $200 million;

(ii)	7.5% of the Aggregate Purchase Price, if the Aggregate Purchase Price is equal to or greater than $175 million but not greater than $200 million; or

(iii)	5% of the Aggregate Purchase Price, if the Aggregate Purchase Price is equal to or greater than $150 million but less than $175 million;

provided, however, that the Qualifying Sale must be consummated on or prior to the third anniversary of the Effective Date; and provided, further that the Aggregate Purchase Price must equal or exceed $150 million. The Transaction Bonus shall be paid, if at all, (i) in cash and/or in property in the same proportion payable to common stockholders of the Company generally in connection with the Qualifying Sale, or, in the Company’s sole discretion, solely in cash, and (ii) on or following the consummation of the Qualifying Sale on the same schedule as, and under the same terms and conditions applicable to, the Company’s common stockholders in connection with the Qualifying Sale, but in no event over a period of longer than five (5) years following the consummation of the Qualifying Sale. The Company agrees that it shall not consummate a Qualifying Sale without arranging for the payment of the Transaction Bonus at the closing of the Qualifying Sale or promptly thereafter.

“Qualifying Sale” shall mean the sale of all or substantially all of (i) the assets of the Company or (ii) the outstanding common stock of the Company, whether by merger, consolidation, sale or other transfer of shares of common stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation); provided, that for the avoidance of doubt, that such sale also constitutes a “change in control event” described in Section 1.409A-3(i)(5)(v) or (vii) of the Treasury Regulations with respect to the Company.

“Aggregate Purchase Price” means the sum of all cash paid or payable and the fair market value of all property or securities transferred in connection with a Qualifying Sale. Amounts paid into escrow, installment payments and contingent payments in connection with a Qualifying Sale shall be included as part of the Aggregate Purchase Price; provided, however, that the portions of the Transaction Bonus based on amounts paid into escrow, installment payments and contingent payments will be calculated and paid if and when such amounts are released directly to the Company or to the Company’s common stockholders, as applicable.

Attachment B

The Executive shall be entitled to receive cash- and equity-based incentive bonuses, in each case subject to the achievement of the performance goals set forth in this Attachment B, in each case as determined by the Compensation Committee in its sole discretion, and subject to the Executive’s remaining employed by the Company through the achievement of the applicable performance goal or the grant of the applicable award of restricted stock.

Cash-Based Incentive Bonuses

The Executive shall be entitled to receive the following cash-based incentive bonuses, in each case, payable as soon as reasonably practicable following the achievement of the applicable performance goal, but in no event later than two and one-half months following the end of the fiscal year in which such goal is achieved:

(i)	Five Hundred Thousand Dollars ($500,000), to be paid in connection with the execution of the Agreement based on the more than Five Million Dollars ($5,000,000) of savings guaranteed for the fiscal year ending December 31, 2016;

(ii)	Two Hundred and Fifty Thousand Dollars ($250,000), if the Arnold Schwarzenegger contract is settled in a satisfactory manner;

(iii)	Two Hundred and Fifty Thousand Dollars ($250,000), if the Richard Estalella matter is settled in a satisfactory manner;

(iv)	Two Hundred and Fifty Thousand Dollars ($250,000), if the Manchester United matter is settled in a satisfactory manner; and

(v)	One Hundred Thousand Dollars ($100,000), if the Company obtains an order for the MP Organic line that equals or exceeds $1 million before the end of the fiscal year ending December 31, 2017.

Equity-Based Incentive Bonuses

Subject to approval by the Board or the Compensation Committee, the Executive shall be granted:

(i)	Two Hundred Thousand (200,000) shares of restricted stock, to be earned based on the achievement of mutually agreeable goals established by the Board in consultation with the Executive related to the performance of the Company in 2017, to be issued not later than March 31, 2018; and

(ii)	Three Hundred Fifty Thousand (350,000) shares of restricted stock, if the Capstone litigation involving the Company is settled and the total settlement amount payable by the Company is less than or equal to $13 million, to be granted on the later of (A) settlement of the Capstone litigation or (B) January 2017.

Any shares of restricted stock granted pursuant to this Attachment B shall be granted under, and subject to the terms and conditions of, the Plan and shall vest in full upon the first anniversary of the grant date.